UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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Douglas Emmett, Inc.
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808 Wilshire Blvd., Suite 200, Santa Monica, California 90401
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 28, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (our “Annual Meeting”) of Douglas Emmett, Inc. will be held at Le Meridien Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 on May 28, 2015 at 9:00 a.m. local time for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect directors to serve on the Board of Directors until the 2016 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

3.	To approve, in a non-binding advisory vote, our executive compensation.

4.	To transact such other business as may properly come before our Annual Meeting or any adjournments thereof.
Our Board of Directors has fixed the close of business on March 31, 2015 as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting, or at any adjournment thereof. Only stockholders at the close of business on the record date are entitled to vote at our Annual Meeting.
Accompanying this Notice are a Proxy Card and a Proxy Statement. If you will not be able to attend our Annual Meeting and vote your shares of common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. You may revoke your proxy by taking appropriate action at any time prior to its exercise at our Annual Meeting.

By Order of the Board of Directors,

/s/ Jordan L. Kaplan
Jordan L. Kaplan President and Chief Executive Officer
April 15, 2015

Important Notice Regarding the Availability of Proxy Materials for our 2015 Stockholder Meeting:
This proxy statement and our 2014 annual report to stockholders are available at douglasemmett.com/proxy.

808 Wilshire Blvd., Suite 200, Santa Monica, California 90401

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished to the stockholders of Douglas Emmett, Inc., a Maryland corporation, in connection with the solicitation of proxies on behalf of our Board of Directors (our “Board”). The proxies solicited hereby are to be voted at our Annual Meeting of Stockholders to be held at Le Meridien Delfina, located at 530 Pico Boulevard, Santa Monica, California 90405 on May 28, 2015 at 9:00 a.m. local time and at any and all adjournments thereof (our “Annual Meeting”).
At our Annual Meeting, our stockholders may be asked to consider and vote upon the following proposals:

1.	To elect directors to serve on the Board of Directors until the 2016 annual meeting of stockholders.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.

3.	To approve, in a non-binding advisory vote, our executive compensation.

4.	To transact such other business as may properly come before our Annual Meeting.
We have enclosed a form of proxy (also called a Proxy Card) for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the stockholder executing the proxy. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will be voted in accordance with the recommendations of our Board, as specified for each separate proposal below. With respect to any other item of business that may come before our Annual Meeting, the proxy holders may vote the proxy in their discretion.
If you are a stockholder of record and will not be able to attend our Annual Meeting to vote your common stock in person, please mark, sign, date and promptly return the enclosed Proxy Card in the postage-paid envelope. If your common stock is held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your common stock voted. Your broker is required to vote in accordance with the instruction you give; if you do not give instructions to your broker, your broker may vote your shares in its discretion for the ratification of the independent registered public accounting firm, but may not vote your shares at all on the other matters brought before the Annual Meeting.
You may revoke any proxy you give at any time prior to its exercise by filing, with our Secretary, either an instrument revoking that proxy or a duly executed proxy bearing a later date. If you attend the Annual Meeting, you may withdraw any proxy and vote your common stock if you are a stockholder of record.
This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April 15, 2015. We intend to solicit proxies primarily by mail. However, our directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. Additionally, we intend to post this Proxy Statement and our 2014 Annual Report on our website (at douglasemmett.com/proxy) for public review. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other similar parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses incurred in doing so.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
Outstanding Shares; Record Date; and Quorum
Only holders of record of our common stock at the close of business on March 31, 2015 (the “Record Date”) are entitled to notice of and to vote at our Annual Meeting and any adjournments thereof. As of the Record Date, 145,859,001 shares of our common stock were issued and outstanding. Holders are entitled to one vote at our Annual Meeting for each share of our common stock held that was issued and outstanding as of the Record Date. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum for the transaction of business at our Annual Meeting.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth the beneficial ownership of our common stock as of March 31, 2015, by (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon review of the most recent Schedule 13D and Schedule 13G filings as of March 31, 2015), (ii) each of our directors and nominees, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Except as otherwise noted, each of the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them, and the address of each of the individuals is c/o Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, California 90401.

	Common stock(1)
Name and Address of Owner(2)	Number of Shares	Percent of Class(1)

Jordan L. Kaplan	14,530,428	9.2%
Kenneth M. Panzer	12,107,513	7.7%
Dan A. Emmett (3)	10,083,528	6.6%
Christopher H. Anderson	5,727,661	3.8%
Leslie E. Bider	203,598	*
Theodore E. Guth	127,238	*
Thomas E. O'Hern	73,598	*
William E. Simon, Jr.	23,430	*
Dr. David T. Feinberg	20,549	*
Kevin A. Crummy	2,336	*
Virginia McFerran	-	*
The Vanguard Group, Inc.(4) 100 Vanguard Blvd., Malvern, PA 19355	19,046,269	13.1%
Cohen & Steers, Inc.(5) 280 Park Avenue, 10th Floor, New York, NY 10017	14,992,333	10.3%
Vanguard Specialized Funds - Vanguard REIT Index Fund (4) 100 Vanguard Blvd., Malvern, PA 19355	10,180,697	7.0%
CBRE Clarion Securities LLC (6) 201 King of Prussia Road, Suite 600, Radnor, PA 19087	10,133,390	6.9%
BlackRock, Inc.(7) 55 East 52nd Street, New York, NY 10022	9,776,770	6.7%
All officers, directors and nominees as a group (11 persons)	42,899,879	23.9%
____________________________________________________

*	Less than 1%

See notes to the beneficial ownership table on the next page

1.
Pursuant to Item 403 of Regulation S-K, the number of shares listed for each individual reflects their beneficial ownership except as otherwise noted. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after March 31, 2015. The beneficial ownership in the table includes the following share equivalents:

Name	Options	OP Units	Total

Jordan L. Kaplan	5,431,550	6,325,310	11,756,860
Kenneth M. Panzer	5,431,550	5,752,395	11,183,945
Dan A. Emmett	274,355	6,846,316	7,120,671
Christopher H. Anderson	—	3,405,902	3,405,902
Theodore E. Guth	—	127,238	127,238
Leslie E. Bider	—	53,598	53,598
Dr. David T. Feinberg	—	20,549	20,549
Thomas E. O'Hern	—	19,550	19,550
William E. Simon, Jr.	—	13,430	13,430
Kevin A. Crummy	—	—	—
Virginia McFerran	—	—	—

All officers, directors and nominees as a group	11,137,455	22,564,288	33,701,743
These share equivalents are deemed to be outstanding for purposes of computing the percentage of outstanding shares held by each person or group as of March 31, 2015, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. “OP Units” refers to limited partnership interests in our operating partnership, Douglas Emmett Properties, LP, of which we are the sole stockholder of its general partner, and which are redeemable by the holder for an equivalent number of shares of our common stock or for the cash value of such shares, at our election. A unit in our operating partnership and a share of our common stock have essentially the same economic characteristics, as they share equally in the total net income or loss distributions of our operating partnership.

2.
Mr. Emmett is the Chairman of our Board, Mr. Kaplan is our Chief Executive Officer and President and a Director, Mr. Panzer is our Chief Operating Officer and a Director, Mr. Guth is our Chief Financial Officer and Mr. Crummy is our Chief Investment Officer. Messrs. Anderson, Bider, O'Hern, Simon and Feinberg are members of our Board, and Ms. McFerran is a nominee for our Board.

3.
Mr. Emmett disclaims beneficial ownership of (i) 633,750 shares of common stock owned by the Emmett Foundation, a California tax-exempt charitable organization and (ii) 72,000 shares of common stock owned by certain trusts for Mr. Emmett's children of which Mr. Emmett is a trustee. Mr. Emmett also disclaims beneficial ownership of the following share equivalents: (i) except to the extent of his pecuniary interest therein, 697,288 OP Units owned by Rivermouth Partners, a California limited partnership and (ii) 810,126 OP Units owned by trusts for Mr. Emmett's spouse and children of which Mr. Emmett is a trustee.

4.
Based solely on information disclosed in the Schedules 13G/A filed with the Securities and Exchange Commission ("SEC") on February 10, 2015 by The Vanguard Group (“Vanguard”) and on February 6, 2015 by Vanguard Specialized Funds - Vanguard REIT Index Fund ("Vanguard Fund") . Such reports indicates that (a) Vanguard had the (i) sole power to vote or direct to vote 275,739 shares, (ii) shared power to vote or direct to vote 109,400 shares, (iii) sole dispositive power with respect to 18,840,930 shares and (iv) shared dispositive power with respect to 205,339 shares and (b) Vanguard Fund had sole voting with respect to 10,180,697 shares.

5.
Based solely on information disclosed in the Schedule 13G/A filed jointly on February 13, 2015 with the SEC by Cohen & Steers, Inc. (“C&S”), Cohen & Steers Capital Management, Inc. (“C&S Capital”), and Cohen & Steers UK Limited (“C&S UK”). C&S reported that it held a 100% interest in C&S Capital, an investment advisor registered under Section 203 of the Investment Advisors Act. Such report indicates that C&S had (i) beneficial ownership of 14,992,333 share, (ii) sole voting power with respect to 9,918,810 shares and (iii) sole dispositive power with respect to 14,992,333 shares, C&S Capital had (i) beneficial ownership of 14,713,105 shares, (ii) sole voting power with respect to 9,764,514 shares and (iii) sole dispositive power with respect to 14,713,105 shares, and C&S UK has (i) beneficial ownership of 279,228 share, (ii) sole voting power with respect to 154,296 shares and (iii) sole dispositive power with respect to 279,228 shares.

6.
Based solely on information disclosed in the Schedule 13G/A filed on February 13, 2015 with the SEC by CBRE Clarion Securities, LLC, which reported that it had sole voting power with respect to 5,758,390 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

7.
Based solely on information disclosed in the Schedule 13G/A filed on January 29, 2015 with the SEC by BlackRock, Inc., which reported that it had sole voting power with respect to 9,301,611 shares and sole dispositive power with respect to all of the beneficially owned shares disclosed.

ELECTION OF DIRECTORS
(Proposal 1)
Information Concerning Current Directors and Nominees
Our Board currently has eight members, all of whose terms expire at our Annual Meeting and all of whom are nominated for re-election to a term that will expire at our 2016 annual meeting of stockholders. Based on the recommendation of our Nominating and Corporate Governance Committee (our “Governance Committee”), our Board determined to increase the size of our Board to nine and has nominated Virginia McFerran for election at the Annual meeting. Each of the nominees was nominated based on the assessment of our Governance Committee and our Board that he or she can make meaningful contributions to the oversight of our business and affairs, has a reputation for honesty and ethical conduct in his or her personal and professional activities and exhibits independence, experience and strong communication and analytical skills. Our Board seeks, and consists of, persons whose diversity of skills, experience and background are complementary to those of our other Board members. As of March 31, 2015, the longest serving of our independent directors has served for about 8 years, while the average period of service of our current outside Board members is only about 5 years.

Name	Age	Title	Audit Comm	Comp Comm	Gov Comm

Current Board members

Dan A. Emmett	75	Chairman of our Board of Directors
Jordan L. Kaplan	54	Director, Chief Executive Officer and President
Kenneth M. Panzer	55	Director and Chief Operating Officer
Christopher H. Anderson	72	Director			Member
Leslie E. Bider	64	Director	Member	Chair
Dr. David T. Feinberg	53	Director		Member	Chair
Thomas E. O'Hern	59	Director	Chair		Member
William E. Simon, Jr.	63	Director	Member	Member

Nominee

Virginia McFerran	51

Dan A. Emmett. Mr. Emmett has served as the Chairman of our Board since our inception. Mr. Emmett co-founded our original predecessor in 1971 and our immediate predecessor in 1991. Mr. Emmett is a member of the Board of Directors of Paramount Group, Inc. (NYSE:PGRE), a REIT which owns and operates office properties in New York, Washington and San Francisco, and is a member of its audit committee. Mr. Emmett received his bachelor's degree from Stanford University in 1961 and his J.D. from Harvard University in 1964. Mr. Emmett was nominated as a result of his positions with our predecessor entities and his extensive knowledge of our operations and our market.
Jordan L. Kaplan. Mr. Kaplan has served as our Chief Executive Officer and President and a member of our Board since our inception. Mr. Kaplan joined our predecessor operating companies in 1986, co-founded our immediate predecessor in 1991 and served as the Chief Financial Officer for our predecessor operating companies from 1991 to 2006. Mr. Kaplan received his bachelor's degree from the University of California, Santa Barbara in 1983 and his M.B.A. from the University of California, Los Angeles in 1986. Mr. Kaplan was nominated as a result of his position as our Chief Executive Officer and his extensive knowledge of our operations and our market.
Kenneth M. Panzer. Mr. Panzer has served as our Chief Operating Officer and a member of our Board since 2006. Mr. Panzer joined our predecessor operating companies in 1984, co-founded our immediate predecessor in 1991 and served as the Chief Operating Officer of our predecessor operating companies from 1991 to 2006. Mr. Panzer received his bachelor's degree from Penn State University in 1982. Mr. Panzer was nominated as a result of his position as our Chief Operating Officer and his extensive knowledge of our operations and our market.

Christopher H. Anderson. Mr. Anderson has served as a member of our Board since 2011. He joined one of our predecessors in 1972 and co-founded our immediate predecessor in 1991, where he served in a number of senior positions, including Executive Vice President, until his retirement in 2006. Mr. Anderson also worked in the financial industry at White Weld & Co. and Bank of America and was an officer in the United States Army. Mr. Anderson received his bachelor's degree from Stanford University in 1964. Mr. Anderson was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service with our predecessor.
Leslie E. Bider. Mr. Bider has served as a member of our Board since 2006. Since 2008, he has been the Chief Executive Officer of PinnacleCare, a Private Health Advisory firm. From 2007 to 2008, he was the Chief Strategist at ITU Ventures, a Los Angeles based Venture Capital firm. From 2005 to 2007, Mr. Bider served as an executive in residence at Elevation Partners. Mr. Bider was the Chairman/Chief Executive Officer of Warner Chappell Music, Inc., one of the world's largest music publishing companies, from 1987 to 2005. Prior to that, Mr. Bider served as Chief Financial Officer and Chief Operating Officer of Warner Bros. Music and was a principal in an accounting firm specializing in the entertainment industry. Mr. Bider holds a bachelor's degree in accounting from University of Southern California and an M.S. from the Wharton School. Mr. Bider was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his prior service as a director at a large commercial real estate firm, his knowledge of financial and accounting matters and his operating experience in several industries.
Dr. David T. Feinberg. Dr. Feinberg has served as a member of our Board since 2011. Effective May 1, 2015, Dr. Feinberg is expected to become president and chief executive officer of Geisinger Health System. From 2007 until 2015, Dr. Feinberg served as the Chief Executive Officer of the UCLA Hospital System and Associate Vice Chancellor of UCLA Health Sciences. He was also a Clinical Professor of Psychiatry at UCLA's David Geffen School of Medicine, and held other positions at UCLA and its Hospital System since joining its faculty in 1994. Dr. Feinberg is a director of OSI Systems (NASDAQ: OSIS). Dr. Feinberg holds a bachelor's degree in economics from the University of California at Berkeley, an M.D. from the University of Health Sciences/The Chicago Medical School and a Masters of Business Administration from Pepperdine University. Dr. Feinberg was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience as the chief executive officer of a major medical institution in our submarkets, including his experience as a tenant, his familiarity with the medical industry generally (one of our key tenant drivers) and his managerial expertise.
Thomas E. O'Hern. Mr. O'Hern has served as a member of our Board since 2006. Mr. O'Hern is Senior Executive Vice President, Chief Financial Officer and Treasurer of Macerich Company, a REIT specializing in retail real estate. Prior to joining Macerich in 1993, Mr. O'Hern served as Chief Financial Officer of several commercial real estate companies. Mr. O'Hern worked as a Certified Public Accountant for Arthur Andersen & Co. and was with that firm from 1978 through 1984. Mr. O'Hern is a board member of several educational and philanthropic organizations. Mr. O'Hern holds a bachelor's degree from California Polytechnic University, San Luis Obispo. Mr. O'Hern was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in real estate, including his service as an executive at a large public commercial real estate company and his knowledge of financial and accounting matters.
William E. Simon, Jr. William E. Simon, Jr., has served as a member of our Board since 2012. Mr. Simon is the co-chairman of William E. Simon & Sons, LLC, which he co-founded in 1988. The firm has built and manages a diverse investment portfolio, with holdings in real estate, private equity and fixed-income securities. From 1990 to 2005, Mr. Simon was a co-founder and Advisory Director of William E. Simon & Sons Municipal Securities, Inc., a municipal bond company, and from 1973 to 1979 held senior positions on the municipal securities and foreign exchange desk at Morgan Guaranty Trust Company. He was an Assistant United States Attorney in the Southern District of New York from 1985 to 1988. Mr. Simon is currently a Visiting Professor of Law at the UCLA School of Law, as well as a Visiting Professor of undergraduate Economics at UCLA College of Letters and Science and a Professor of Practice at the University of Southern California. Mr. Simon holds a bachelor's degree in history from Williams College and a J.D. from Boston College Law School. Mr. Simon was nominated based on the entirety of his experience and skills, although the Governance Committee and Board specifically noted his experience in investing in real estate and other investments and his knowledge of financial matters.
Nominee
Virginia McFerran. Since 2014, Ms. McFerran has been the founder and owner of M Consulting, which specializes in assisting health technology companies with strategic issues, building technical and analytics teams and assessing information technology systems. From 2009 to 2014, Ms. McFerran served as Chief Information Officer of the UCLA Health system. Prior to joining UCLA, Ms. McFerran had been the Chief Information Officer of Weill Cornell Medical Center in New York and the Chief Information Officer of The Salk Institute, after having held technical leadership positions at The University of Washington and Microsoft Corporation. Ms. McFerran holds a bachelor's degree from University of Georgia and an M.S. from Seattle University. Ms. McFerran is being nominated based on the entirety of her experience and skills, although the Governance Committee and

Board specifically noted her familiarity with the medical and technology industries generally (two of our key tenant drivers) and her expertise in information technology and systems, which play increasingly critical role in our business.
Required Vote
Nominees will be elected as directors by a plurality of the votes cast (assuming a quorum is present). The shares represented by each properly executed unrevoked proxy will be voted “FOR” the election of all of the nominees, unless the proxy otherwise directs. Instructions to withhold authority to vote will have no effect on the outcome of this proposal. All of the nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the proxy holders will vote for the election of another person or persons as our Board recommends.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED NOMINEES.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
(Proposal 2)
Our Audit Committee has approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2015. We are seeking our stockholders' ratification of such action. A representative of Ernst & Young LLP will be available at our Annual Meeting to respond to appropriate questions or make any other statements such representative deems appropriate.
Required Vote
The proposal requires the affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present). Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.
Board Recommendation:
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal 3)
We are seeking an advisory vote (sometimes referred to as “say on pay”) from our stockholders to approve our executive officers' compensation. Our Board recommends that you approve this resolution for the following reasons (for more information, please also see “Executive Compensation,” including the Compensation Discussion and Analysis section):
First, we tie the compensation of our executive officers directly to their performance (“pay for performance”):

•
Strong Link Between Pay and Performance. At the beginning of each year, our Compensation Committee approves written Operating and Financial Goals, as well as a target for our Funds From Operations ("FFO"), which we then disclose in our proxy statement. At the end of each year, our Compensation Committee determines our executives' compensation based on the achievement of those goals, our financial results (in the form of FFO) as well as our acquisitions, dispositions and development and redevelopment activities during the year and (when appropriate and disclosed) other factors.

•
System Overwhelmingly Approved by our Stockholders. We developed this system in 2012 after consultation with our stockholders, and 99% of our participating stockholders approved this revised compensation approach at our next annual meeting.

•
Benchmarking of Pay. We benchmark our executive officers against a benchmark group of 13 public companies selected by our Compensation Committee with the advice of an independent compensation consultant. For 2014, our independent compensation consultant redesigned our benchmark group so that DEI is at the approximate median in terms of implied equity market capitalization, total enterprise value and total assets, and includes: (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom DEI competes for talent.

•
Most Pay Dependent on Performance. In 2014, the base salary of our Chief Executive Officer represented only about 15% of his expected annual compensation, with the remaining 85% (none of which is guaranteed) determined in the discretion of our Compensation Committee after the end of the year based on performance during the year. We provide very limited perquisites for our executive officers, including no pension benefits beyond participation in our 401(k) plan on the same basis as our other employees. Our Compensation Committee believes that the equity should generally be granted at the end of the performance period after evaluating performance during the measurement period; consequently, we do not generally grant equity at the beginning of the measurement period. This also avoids the difficulty of specifying forfeiture conditions in the equity grant. In 2014, all equity grants to our Chief Executive Officer and Chief Operating Officer were based on their performance.

•
Pay Largely in Restricted Equity. We pay most (over 80% for our Chief Executive Officer and Chief Operating Officer in 2014) of our senior executives' compensation in the form of equity based on past performance that vests over time and is contingent upon our future stock price exceeding the price at grant, and we restrict our senior executives from selling or transferring that equity for not less than two, and as much as five, years after grant. By doing so, we tie the value of the compensation for our executive officers directly to the ultimate total return to our stockholders over a multi-year period.

•
Significant Long-Term Equity Ownership Creates a Strong Tie to Our Stockholders. On March 31, 2015 our executive officers and directors held approximately 20% of our outstanding share equivalents (common stock, OP Units and LTIP Units, but not including options), with a market value of approximately $1.01 billion based on the closing price of our stock on March 31, 2015. Each of our executive officers and directors is in compliance with our share ownership and retention policy (described below in “Corporate Governance-Equity Ownership Guidelines”).

•
No Single Trigger Change in Control Provisions. In response to the concerns expressed by many investors with respect to "single trigger" change of control provisions, in 2014 we entered into new employment contracts with our executive officers which eliminated the single trigger provisions on changes of control. Under the new employment agreements, the severance payable to our executive officers only applies upon a termination by us without cause or a termination by the officer with good reason.

•
Overpayment Clawback; No Excise Tax Gross Up or Hedging. The employment agreements for our executive officers include a provision requiring repayment of any overpayment of compensation following a restatement of our financial statements and do not contain any excise tax gross-ups. We also prohibit hedging transactions in our securities by our employees and directors.

Second, our Compensation Committee fairly implemented this approach for 2014:

•
Our Compensation Committee concluded that our Chief Executive Officer's performance in 2014 met or exceeded expectations with respect to many, but not all, of our 2014 goals. Although our leasing volume met expectations, and rents rose throughout our office and multifamily portfolios, our occupancy growth was less than we expected. We managed expenditures, particularly G&A, to offset some of the financial impact from this lower occupancy and kept our FFO within our adjusted guidance range, although about $.02 less than the target midpoint.

◦
Fundamentals. During 2014, we increased net effective office rents throughout our office portfolio and raised multifamily asking rents an average of 6.6%. Our multifamily portfolio remained fully leased. Excluding the impact of acquisitions during 2014, we increased the leased percentage of our office portfolio by 30 basis points and our office occupancy by 20 basis points. Based on external estimates, the leased rate of our office portfolio at December 31, 2014 exceeded the average Class A office leased rate in our submarkets by over 300 basis points, a strong achievement since we represent about a quarter of those markets.

◦
Excellent G&A Control. In 2014, our general and administration expenses ("G&A") represented 4.6% of our revenues, significantly less than the average of 7.4% for a benchmark group of CBD office REITs.[1]

◦
Excellent Capital Control. In 2014, our recurring capital expenditures and tenant improvements represented 8.9% of our revenues, significantly less than the average of 17.1% for a benchmark group of CBD office REITs.

◦
Excellent Tenant Service. Tenant service is key in handling our very large number of small, affluent tenants. With over 1,450 of our 2,600 office tenants responding to our annual on-line survey in 2014, we received an average tenant satisfaction score of 4.45 out of 5, which was 7 basis points higher than in 2013.

◦
Strong Sustainability Program. During 2014, we continued to implement additional practices and equipment to improve energy utilization, including (among many other projects) new Energy Management Systems at seven of our office properties and recommissioning a Co-Gen Plant at one of our properties. Even though 2014 was the warmest year on record in Los Angeles County, with “degree days”, a key measure of cooling requirements, up an incredible 141% at the measuring station in Santa Monica and up 69% at the measuring station at LAX, we were able to keep electrical utilization in our portfolio essentially flat. At year end, over 90% of our eligible office space was ENERGY STAR certified by the EPA, with energy efficiency in the top 25 percent of buildings nationwide.

◦
FFO. For 2014, we achieved $1.54 in FFO per share, up 3.4% from 2013. Adjusting for our decision to defer the exercise of our option to purchase the land under one of our office buildings until 2015, our FFO was within our guidance range, although about $.02 less than the midpoint. This occurred largely as a result of lower occupancy despite meeting leasing expectations, which we were only able to partly offset through lower G&A and operating expense control.

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Acquisitions. Our Compensation Committee believed that the two acquisitions we made in 2014 were well negotiated and executed. They did note that the number of acquisitions we made during 2014 continued to be low as a result of limited properties in our submarkets coming to market. Our Compensation Committee also considered our progress on the two residential development projects on land that we already own. Our Compensation Committee supported our decision not to dispose of any properties during 2014.

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Financings. We extended the due date for our joint venture’s debt for two years and reduced the interest rate from LIBOR + 1.85% to LIBOR + 1.60%. We also closed a secured, non-recourse $145 million term loan which bears interest at LIBOR plus 1.25% and matures on October 1, 2019.

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Good Long Term Total Shareholder Return. Although we do not explicitly consider our total shareholder return ("TSR") as part of our compensation decision for the reasons discussed below, our independent compensation consultant provided data on it for our Compensation Committee. In 2014, our one year TSR (at about 25.6%), while excellent on an absolute basis, was disappointing relative to our benchmark group. However, over the longer term, which our Compensation Committee believes is especially important in our industry, we have achieved excellent relative TSR: even factoring in the lower 2014 TSR, our three year TSR remained in the top half of our benchmark group. Since our IPO in 2006, our TSR was at the 78th percentile of our benchmark group.

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(1) The REITS included in this group are Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, SL Green Realty Corp. and Vornado Realty Trust.

In consideration of all of these factors, our Compensation Committee decided to take the following steps:

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First, although our independent compensation consultant estimated that our Benchmark Group would increase compensation by approximately 5% for 2014, our Compensation Committee decreased our CEO and COO's incentive compensation by 7.2%.

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Second, our Compensation Committee decided to eliminate the cash component of the incentive compensation for our CEO and COO. As a result, all of the incentive compensation for these officers was paid in in the form of equity that vests over time and is contingent upon our future stock price exceeding the price at grant, and may not be sold or transfered for not less than two, and as much as five, years after grant. By doing so, we tied the value of the compensation for our senior executive officers directly to the ultimate total return to our stockholders over a multi-year period.

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Third, our Compensation Committee did not award any multi-year grants to our CEO and COO in 2014 as previously scheduled. Instead, all of their equity grants were performance based, with the amount granted reflecting the Compensation Committee's evaluation of the performance of the officer during 2014 (as noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non performance.)

•	Fourth, our Compensation Committee did not increase the 2015 base salaries for any our executive officers.

Required Vote

As an advisory vote, the vote on this proposal is not binding upon us, our Board, or our Compensation Committee. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, and our Board, both value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for executive officers. Abstentions and broker non-votes will not be counted in determining the number of shares present and entitled to vote and will therefore have no effect on the outcome. Unless a proxy directs otherwise, the shares represented by each properly executed unrevoked proxy will vote “for” Proposal 3.

Board Recommendation:
For all of these reasons, our Board recommends a vote “FOR” the following resolution at our Annual Meeting:
“RESOLVED, that the stockholders of Douglas Emmett, Inc. hereby approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in its Proxy Statement for its 2015 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”
OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.

EXECUTIVE OFFICERS

Name	Age	Title

Dan A. Emmett	75	Chairman of the Board of Directors
Jordan L. Kaplan	54	Chief Executive Officer and President
Kenneth M. Panzer	55	Chief Operating Officer
Theodore E. Guth	60	Chief Financial Officer
Kevin A. Crummy	49	Chief Investment Officer
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Biographical information regarding Messrs. Emmett, Kaplan and Panzer is set forth above under “Election of Directors (Proposal 1) - Information Concerning Current Directors and Nominees”.
Theodore E. Guth. Theodore E. Guth is our Chief Financial Officer. Prior to joining us in January 2011, Mr. Guth was a partner and held various management positions at the law firms of Manatt, Phelps & Phillips LLP (2007-2010), Guth | Christopher LLP and Irell & Manella LLP, and had been one of our principal outside advisors since 2005. He also served as the President of Dabney/Resnick, Inc. (now Imperial Capital), an investment banking and brokerage firm specializing in distressed debt and special situations, and as a full-time professor at the UCLA School of Law. Mr. Guth is a member of the Board of Directors of Electro Rent Corporation, one of the largest global organizations devoted to the rental, leasing and sales of electronic test equipment, personal computers and servers. Mr. Guth earned a B.S. from the University of Notre Dame in 1975 and a J.D. from The Yale Law School in 1978.
Kevin A. Crummy. Kevin A. Crummy is our Chief Investment Officer. Prior to joining us in 2014, Mr. Crummy spent 20 years at Eastdil Secured, a real estate investment banking company which provided brokerage services to us. Mr. Crummy was a Managing Director responsible for sales and recapitalizations in Los Angeles, Hawaii and other major West Coast markets, and also led the Eastdil Secured team that sourced Asian based capital for real estate transactions in the United States and Europe. Mr. Crummy holds a Bachelor of Business Administration and a Master of Science in Real Estate and Urban Land Economics from the University of Wisconsin School of Business.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
We have adopted Corporate Governance Guidelines, which are available on our website at douglasemmett.com/governance. Our Board adopted these guidelines to assist in the exercise of its responsibilities. The guidelines describe such matters as the role of directors, the selection of new directors, Board membership criteria, independence requirements, self-evaluation by our Board and procedural matters of the Board and its committees. In accordance with our guidelines, our Board annually reviews management's long-range planning for executive development and succession.
Our Corporate Governance Guidelines provide that an independent director may not serve on the Board for more than seven years unless that limit is waived by our Governance Committee. Our Governance Committee has waived this rule with respect to the continued service of Messrs. Bider and O'Hern after determining that their continued service is in the best interests of the Company and noting that the average tenure of our non-employee board members is only about 5 years.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics, which is applicable to our directors, officers and employees (including our Chief Executive Officer and Chief Financial Officer), embodies our principles and practices relating to the ethical conduct of our business, and our commitment to honesty, fair dealing and compliance with laws. Our Code of Business Conduct and Ethics is available at douglasemmett.com/governance. If we make any amendments to this code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of this code to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer, we will disclose the nature of any such amendment or waiver to the code, its effective date and to whom it applies, on our website or in a report on Form 8-K filed with the SEC.
Equity Ownership Guidelines
Our Board has adopted a policy to encourage our executive officers and directors to reach target equity ownership levels (through a combination of common stock, OP Units, and/or LTIP Units) within five years of their becoming subject to the policy, equal to the lesser of a multiple (based on fair market value of the equity at each year end) of annual salary/retainer at the previous year-end or a fixed share amount, as follows:

Title	Share Equivalents	Multiple of Salary/retainer

Chief Executive Officer	200,000	4x
Other executive officers	50,000	3x
Directors	10,000	3x

In addition, our directors and senior executives are restricted from selling or transferring equity compensation for between two and five years after grant.
As of March 31, 2015, each of our directors and executive officers owned at least 30,000 share equivalents (including common stock, OP Units and LTIP Units, but not including options), and all were in compliance with the applicable standards. As of March 31, 2015, our directors and executive officers owned an aggregate of approximately 33.8 million share equivalents (including common stock, OP Units and LTIP Units, but not including options) with a market value of over $1 billion based on the closing price of our stock on March 31, 2015.
Director Independence
Our Board annually reviews and determines the independence of each director and nominee for election as a director in accordance with our Corporate Governance Guidelines, which incorporates all elements of the independence standards set forth in the New York Stock Exchange (“NYSE”) rules. Our director independence standards are available on our website at douglasemmett.com/governance. Based on these standards, our Board determined that each of Christopher H. Anderson, Leslie E. Bider, Dr. David T. Feinberg, Thomas E. O'Hern, William E. Simon, Jr. and Virginia McFerran is independent.

Board Leadership Structure
Our Board currently separates the role of Chairman of the Board from the role of our Chief Executive Officer. In addition, our Corporate Governance Guidelines designate the chairperson of our Governance Committee as our lead independent director, responsible for matters such as presiding over the executive meetings of our independent directors. Our Board believes that this structure combines accountability with effective oversight. This structure also gives us the continued benefits of the experience and knowledge of our Chairman, who has been overseeing our operations and those of our predecessors for over 40 years and is one of our largest equity owners. It also provides a single independent director with responsibility for coordinating the actions of our independent directors.
Board Role in Risk Oversight
Our Board is actively involved in overseeing our risk management through our Audit Committee. Under its charter, our Audit Committee is responsible for discussing guidelines and policies governing the process by which our senior management and our relevant departments assess and manage our exposure to risk, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Board oversees an annual review of the potential impact of risks to our operations and financial health, while our Audit Committee oversee a similar assessment of potential fraud risks. Although our separation of the roles of Chairman and Chief Executive Officer could potentially improve risk oversight function by our Board, this was not a significant issue in determining our Board's leadership structure.
Stockholder and Interested Party Communications
Communications to our Board, any of its committees, or the chairperson of our Governance Committee (who chairs the quarterly executive sessions of our non-management directors) may be addressed to Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, marked to the attention of the appropriate recipient. Copies of all communications so addressed will be promptly forwarded to the chairperson of the committee involved or, in the case of communications addressed to our Board as a whole, to the chairperson of our Governance Committee.
Annual Meeting Attendance
We expect that all of our Board members will attend our annual meetings of stockholders in the absence of a showing of good cause. All of our Board members attended our 2014 annual meeting of stockholders.

BOARD MEETINGS AND COMMITTEES
During 2014, our Board held four meetings and acted by written consent four times. Our Board has three separately designated standing committees: our Governance Committee, our Audit Committee and our Compensation Committee. Each member of these standing committees has been determined to meet the standards for “director independence” under the rules of the SEC and the rules and regulations of the NYSE. Each incumbent director attended at least 75% of the aggregate number of meetings of our Board and its committee on which he served during 2014.
Nominating and Corporate Governance Committee
The members of our Governance Committee are Dr. David T. Feinberg, Chairperson, Christopher H. Anderson and Thomas E. O'Hern. Our Governance Committee has adopted a charter that is available on our website at douglasemmett.com/charters. In addition to any other duties or responsibilities as may be assigned by the Board, our Governance Committee is responsible for (i) reviewing the size and composition of our Board; (ii) evaluating and recommending candidates for director; (iii) reviewing the frequency and structure of meetings and procedures of our Board; (iv) reviewing the size, composition and functioning of committees of our Board; (v) reviewing our corporate governance guidelines; (vi) reviewing our director compensation levels and practices; (vii) overseeing our Board's self-evaluation process; and (viii) considering any other corporate governance issues that may arise. Under our Corporate Governance Guidelines, the chairperson of our Governance Committee also chairs the executive sessions of non-management directors. Our Governance Committee met three times during 2014, and acted by written consent twice.
Our Governance Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Governance Committee recommends to our Board whether those individuals should be re-nominated.
On at least an annual basis, our Governance Committee reviews with our Board whether it believes our Board would benefit from adding any new member(s), and if so, the appropriate skills and characteristics required for any new member(s). If our Board determines that a new member would be beneficial, our Governance Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Governance Committee (or its chairperson) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance Committee members, other members of our Board and senior members of our management. Upon completion of these interviews and other due diligence, our Governance Committee may recommend to our Board the election or nomination of a candidate.
Board nominees must demonstrate an ability to make meaningful contributions to the oversight of our business and affairs, and must also have a reputation for honesty and ethical conduct in their personal and professional activities. Our Governance Committee also believes that our directors should share qualities such as objectivity, experience and strong communication and analytical skills. Our Governance Committee may also consider additional factors, including a candidate's specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments (such as service on other public company boards or on other governing boards), potential conflicts of interest, material relationships with us and independence from our management. Our Governance Committee does not have a formal policy with respect to diversity; however, our Board and our Governance Committee believe that it is important that we have Board members whose diversity of skills, experience and background are complementary to those of our other Board members. In considering candidates for our Board, the Governance Committee considers the entirety of each candidate's credentials.
We have typically found candidates for independent Board members through recommendations from directors or others associated with us. We may in the future also use the help of executive search firms (which receive a fee for their services). In any given search, our Governance Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Governance Committee reserves the right to modify its stated search criteria for exceptional candidates. Our stockholders may recommend candidates by sending the candidate's name and resume to our Governance Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.
We require specific approval by our Governance Committee of service by any of our directors on more than three boards of directors of public companies (including service on our Board), or on more than two audit committees of other public companies if such director also serves on our Audit Committee. Our Corporate Governance Guidelines limits service of independent directors on our Board to seven years, unless that limit is waived by our Governance Committee. Finally, our policy requires our directors to submit a letter of resignation upon a material change in their current employment status or job responsibilities, which our Governance Committee may accept or reject in its sole discretion.

Audit Committee
The members of our Audit Committee are Thomas E. O'Hern, Chairman, Leslie E. Bider and William E. Simon, Jr. Our Audit Committee has adopted a charter, which is available on our website at douglasemmett.com/charters. The principal functions of our Audit Committee include (i) approving the appointment, compensation and retention of, and overseeing the work of, our independent registered public accounting firm; (ii) reviewing our financial statements, earnings releases and internal controls over financial reporting, including the impact of any material risks, legal matters, regulatory and accounting initiatives, accounting principles and financial statement presentations and off-balance sheet structures; (iii) reviewing and granting waivers under our policies relating to conflicts of interest and our Code of Business Conduct and Ethics; and (iv) establishing procedures with respect to reports of questionable accounting or auditing matters, or illegal, unethical or other questionable conduct or conflicts of interest.
Our Audit Committee must approve any decision to hire any person who served as a senior member of the audit team of our independent auditor within the prior two years. Our Audit Committee met four times during 2014, and acted once by written consent.
As required in our Audit Committee Charter, our Board has determined that each member of our Audit Committee is “independent,” as defined under the rules and regulations of the SEC and the NYSE, and that Thomas E. O'Hern, Chairman of our Audit Committee, is an “audit committee financial expert” as defined under the rules of the SEC.
Compensation Committee
The members of our Compensation Committee are Leslie E. Bider, Chairman, Dr. David T. Feinberg and William E. Simon, Jr. Our Compensation Committee has adopted a charter, which is available on our website at douglasemmett.com/charters. The principal functions of our Compensation Committee include (i) evaluating the performance of our Chief Executive Officer and Chief Operating Officer, and determining their compensation, including salary, bonus, incentive and equity compensation and perquisites and other personal benefits; (ii) reviewing the performance, compensation, perquisites or other personal benefits of our other executive officers; (iii) reviewing our executive compensation plans, general compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans; (iv) approving grants of equity; (v) approving any employment, change in control, severance or termination agreement or arrangement to be made with any executive officer; and (vi) overseeing our policies relating to the compensation of, and other matters relating to, our employees generally. Our Compensation Committee has the authority to delegate to its subcommittees such power and authority as it deems appropriate to the extent consistent with laws, regulations or listing standards, but has not done so. Our Compensation Committee met twice during 2014, and acted five times by written consent.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our Executive Compensation Philosophy
Our Compensation Committee, comprised entirely of independent directors as defined by the SEC and the NYSE, is responsible for overseeing our compensation and employee benefit plans and practices, incentive compensation, and equity-based plans (including compensation for our executive officers). Approximately 85% of our stockholders voting approved our executive officers' compensation last year. Our Compensation Committee tries to design our compensation programs to reflect the following principles:

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Pay for Performance: We believe in paying our executive officers based on their performance (so-called “pay for performance”). Accordingly, performance-based pay represents a substantial majority of the compensation of our executive officers. Only about 15 to 20% of our Chief Executive Officer's compensation is guaranteed, with the remainder determined at the end of each year based on performance during the year. To avoid excessive focus on any one element, as discussed below, our Compensation Committee considers a variety of specified factors in determining the specific level of compensation that we provide to our Chief Executive Officer and our other executive officers.

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Alignment with Long Term Stockholder Value: We believe that our executive compensation should align incentive compensation opportunities with the long-term interests of our stockholders. For example, more than 80% of our Chief Executive Officer's compensation in 2014 was in the form of restricted equity whose transfer is restricted for between two and five years after grant, which further aligns his interests with those of our stockholders.

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Competitiveness: Our Compensation Committee seeks to pay competitive compensation that allows us to attract and retain talented and experienced executives. To do this, we benchmark our Chief Executive Officer's compensation against a group of competitive companies. We also pay compensation largely in restricted equity that vests over three years, and whose transfer is restricted for up to five years, which encourages our executives to stay with us.

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Alignment of Risk Profile: We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility. To avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results, our Compensation Committee does not use such formulas to measure success. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into its compensation decisions its analysis of the risks taken to achieve the results. We also reduce the potential for excessive risk taking by paying more than 80% of our Chief Executive Officer's annual compensation in restricted equity whose transfer is restricted for between two and five years after grant, by imposing a clawback of compensation in the event of a restatement and by having our directors and executive officers maintain significant stock ownership.

Role of Compensation Consultants
In 2014, our Compensation Committee again retained FTI Consulting, Inc. (“FTI”) to assist in our Compensation Committee's determination of executive compensation, including base salary, annual cash incentive and annual equity-based incentive compensation. FTI had been retained by our Compensation Committee in prior years to make recommendations concerning the structure and amount of compensation for our executive officers and our Board. In its engagement letter, FTI specifically confirmed that (i) it was ultimately accountable to our Compensation Committee, which had the ultimate authority to engage, evaluate and, if appropriate, terminate FTI's services; (ii) it would timely report directly to our Compensation Committee any difficulties encountered in the course of its work, including any restriction on the scope of activities or access to required information; and (iii) while it would meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning the engagement of FTI, all of which powers were exclusively reserved to our Compensation Committee. In hiring FTI and other professionals, our Compensation Committee specifically considered factors including (i) the provision of other services to us by the professional's firm; (ii) the amount of fees received from us by that firm as a percentage of its total revenue; (iii) the policies and procedures of that firm that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the professional or his or her firm with a member of our Compensation Committee; (v) any of our stock owned by the professional; and (vi) any business or personal relationship of the professional or his or her firm with any of our executive officers. In the case of FTI, it has no other relationships with us, any of our executive officers or any Compensation Committee member, and FTI represented that the fees we pay to it represent significantly less than 1% of its revenues.

Components for Compensation for our Executive Officers

The principal components of annual compensation for our executive officers for 2014 were:

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Salary: We establish salary levels for our executive officers annually (as well as upon any promotion or other change in job responsibility) as part of their total compensation package based on matters including (i) the responsibilities of the position, (ii) the individual's salary history, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our Benchmark Group and other competitive factors. We believe that base salary should represent a modest portion of the compensation for our executive officers; our Chief Executive Officer's base salary constitutes only about 15% of his expected annual compensation. In addition, our Compensation Committee has generally not increased base salaries for our executive officers, believing that any increases in compensation should be based on performance; the 2015 base salaries for our executive officers other than Mr. Emmett are the same as they were in 2008 (or when they joined the Company, if later). For information concerning base salaries of each of our executive officers during 2014, see “Summary Compensation Table” below.

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Annual Incentive Compensation: We pay most of the annual compensation for our executive officers in the form of discretionary compensation, none of which is guaranteed. We have also paid much of the annual bonuses of our senior employees in the form of equity that vests over three years and is contingent upon our future stock price exceeding the price at grant, and we restrict our executives from transferring that equity for between two and five years after grant. This better aligns the interests of our executives with our stockholders, makes their compensation dependent on future performance and functions as “golden handcuffs.” For information concerning annual incentive compensation of each of our executive officers during 2014, see “Summary Compensation Table” below.

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Perquisites and Other Personal Benefits: We provide very limited perquisites for our executive officers, including no pension benefits beyond participation in our 401(k) plan on the same basis as our other employees. Our executive officers are entitled to a car or car allowance in lieu of mileage reimbursement and participate in our employee plans on the same basis as our other employees, including vacation, medical and health benefits and our 401(k) retirement savings plan. Messrs. Emmett, Kaplan and Panzer are also entitled to use their secretaries for personal matters, which we believe is minimal and can increase the efficiency of their efforts for us. These benefits are considered by our Compensation Committee in its review of compensation for our executive officers. We believe these perquisites, while not representing a significant portion of our executive officers' total compensation, reflect our intent to create overall market comparable compensation packages. For information concerning the perquisites of each of our executive officers during 2014, see “Summary Compensation Table” below.

Long Term Restricted Equity Grants: Although many companies in our Benchmark Group use so called “Outperformance Plans” for longer term compensation, and from time to time, such as in 2006 and 2010, we have made use of long term restricted equity grants , our Compensation Committee decided not to do so in 2014 for our Chief Executive Officer and our Chief Operating Officer. Instead, all of their equity grants in 2014 were performance based, with the amount granted reflecting the Compensation Committee's evaluation of their performance during 2014 (as noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non performance).
Setting Incentive Compensation: Matching Pay for Performance.
Our Incentive Compensation Structure: In determining incentive compensation, our Compensation Committee assesses performance based on the following factors:

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Operating and Financial Goals: Our Compensation Committee evaluates whether our management achieved the specific operating and financial goals set by our Compensation Committee at the beginning of the year and disclosed in our Proxy Statement. Our Compensation Committee seeks to set goals for matters within the control of our management, and which it believes are the key factors in the year related to both our annual and long-term success.

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External Business Activities: Our Compensation Committee evaluates our external business activities during the year, which includes the effectiveness and financial results of acquisitions, dispositions and development and redevelopment activities. Our Compensation Committee does not set any numeric targets for these activities, since the best course of action necessarily depends on market developments, including the availability and pricing of opportunities, during the year. Our Compensation Committee believes it is equally important that we avoid bad acquisitions as it is that we make good acquisitions.

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FFO Targets: Our Compensation Committee evaluates whether our management achieved the quantitative FFO(1) targets set at the beginning of the year. We use FFO as a performance yardstick because many of our investors use it to compare our operating performance with that of other Real Estate Investment Trusts ("REITs"). In evaluating management's performance, our Compensation Committee looks at the “quality” of our FFO as well as its absolute amount. Increases in leasing fundamentals, for example, may (or may not) reflect better management performance than increases that are solely attributable to acquisitions. Our FFO targets, which are set at the beginning of the year, typically exclude the effect of factors such as acquisitions, dispositions, equity issuances and repurchases, debt financings and repayments, recapitalizations and similar matters, but our Compensation Committee considers such matters in evaluating our management's performance.

•	Other Factors: Our Compensation Committee also reserves the right to take into account additional factors beyond those identified at the beginning of the year.

Our Compensation Committee uses the above factors as performance yardsticks, as well as evaluating the totality of our management's performance in the context of changing operating environments, to avoid situations where management focuses on the selected metrics to the detriment of real performance or where a formula produces anomalous results. This approach, together with our benchmark approach, also eliminates the chance that a formula produces uncapped excessive compensation, and allows our Compensation Committee to factor into the compensation decisions its analysis of the risk taken.
Based on its assessment of these performance factors, our Compensation Committee then determines management's incentive compensation based on performance and comparison to a benchmark group of public REITs (our “Benchmark Group”).(2) Our independent Compensation Consultant estimated the 2014 compensation at the Benchmark Group by increasing the data for 2013 (the latest data available when the compensation decisions were made for 2014) by 5%, which our Compensation Consultant believed would be the average increase in compensation at our Benchmark Group.
Our Compensation Committee does not tie compensation directly and formulaically to past changes in our stock price. Our stock performance in any year depends significantly on factors beyond the control of our management in that period, such as changes in the equity markets or the performance of our submarkets compared to the East Coast markets where most of the other members of our Benchmark Group operate. However, we do tie our management's compensation directly and substantially to the future performance of our stock. Thus, over 80% of our Chief Executive Officer's total annual compensation in 2014 was in the form of contingent restricted equity the amount of which was based on the Compensation Committee's evaluation of his performance during 2014. Those grants vest over three years, are subject to restrictions on transfer for not less than two, and as much as five, years after grant and are contingent upon the future stock price performance exceeding the price at which the restricted equity was originally granted.

2014 Compensation Determinations

Chief Executive Officer

In implementing the approach discussed above for 2014, our Compensation Committee made the following determinations:

Operating and Financial Goals: The following table sets forth the Operating and Financial goals adopted by our Compensation Committee and disclosed in our 2014 proxy for our Chief Executive Officer and its evaluation of the results achieved in 2014:
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(1) FFO represents net income (loss) before noncontrolling interests computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (other than amortization of deferred financing costs), and after similar adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Like any metric, FFO is not perfect as a measure of our performance, because it excludes depreciation and amortization, and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations. Other equity REITs may not calculate FFO in accordance with our definition and, accordingly, our FFO may not be comparable to those other REITs' FFO. Therefore, FFO should be considered only as a supplement to net income as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends. FFO should not be used as a supplement to or substitute measure for cash flow from operating activities computed in accordance with GAAP.

(2) For 2014, our benchmark Group includes: (i) office sector REITs that primarily invest in Class “A” space in high barrier-to-entry markets; (ii) select multi-family REITs with a strong concentration of assets in California; and (iii) select California-based REITs with whom DEI competes for talent.Our Benchmark Group included Alexandria Real Estate Equities, Inc., Apartment Investment and Management Co., BioMed Realty Trust, Boston Properties, Inc., Columbia Property Trust, Inc., Digital Realty Trust, Inc., Empire State Realty Trust, Inc., Hudson Pacific Properties, Inc., Kilroy Realty Corporation, Piedmont Office Realty Trust, Inc., SL Green Realty Corp., UDR, Inc. and Vornado Realty Trust.

Area	Announced Goal	Results
Leasing	Achieve increased occupancy in our office portfolio.	Excluding acquisitions during the year, we grew occupancy in our office portfolio by 20 basis points during 2014.
Achieve occupancy in our office portfolio that exceeds the average Class A office occupancy in our submarkets
Based on external estimates of leased rates in our submarkets, at December 31, 2014 the leased percentage of our office portfolio exceeded the average for Class A office in our submarkets by over 300 basis points.

	Increase rents in our office portfolio.	During 2014, we increased our average net effective rents for leases signed in our office portfolio.
	Increase rents in our multi-family portfolio.	We raised multifamily asking rents 6.6% during 2014.
Operations	Institute upgraded information technology systems to improve efficiency and reduce reliance on manual systems.
During 2014, we successfully implemented (i) a major upgrade of our accounting software, (ii) a new version of our key data base for tracking leasing, tenants and prospects and (iii) new tracking and database software for items including meetings with key commercial tenants; the move-in process for residential tenants; elevator issues; certificates of insurance; expense reports: design and construction requests; and insurance claims.

Implement practices and equipment to improve energy costs.
During 2014, we continued to implement additional practices and equipment to improve energy utilization, including (among many other projects) new Energy Management Systems at seven office properties and recommissioning a Co-Gen Plant at one of our properties. Even though 2014 was the warmest year on record in Los Angeles County, with “Degree days”, a key measure of cooling requirements, up an incredible 141% at the measuring station in Santa Monica and up 69% at the measuring station at LAX, we were able to keep electrical utilization in our portfolio essentially flat. At year end, over 90% of our eligible office space was ENERGY STAR certified by the EPA, with energy efficiency in the top 25 percent of buildings nationwide.

Improve systems for managing strategic vendors.
During 2014, we completed an electronic link with our temporary service firms to track time and fees and automatically generate invoices. We also expanded our relationships with janitorial service providers and instituted new quality control procedures, all to improve janitorial services and supervision at lower costs.

Expand and enhance our customer service program.
During 2014, (i) we rolled out a systematic program to meet regularly with all of our significant office tenants, and record the results in a searchable data base (in the last six months of the year, our property and portfolio managers held approximately 350 tenant satisfaction meetings under this program) and (ii) we began a pilot program to meet and survey all of our new residential tenants after move-in and track follow up using the response data base.

	Limit our general and administrative expenses to a percentage of revenue in the lower half of comparable REITs.	Our 2014 G&A percentage was 4.6%, significantly less than the average of 7.4% for a benchmark group of CBD office REITs.
Capital	Complete plans, obtain governmental approvals and start construction on the new Moanalua Apartments.
While we obtained governmental approvals to start construction on the new phase of our Moanalua Apartments and have begun working with the utility companies on the infrastructure, we are currently seeking an exemption from Hawaii's general excise tax for the amounts spent in construction.

Continue the entitlement process on Landmark Residential so that we can start construction in 2015.
We made continued good progress on the Brentwood development in 2014. We continue to target starting construction in late 2015, although development in Los Angeles remains a long and unpredictable process.

Refinance our DEG III joint venture’s debt and develop a strategy for our 2015 loan on the Hawaii property where we are pursuing development.
We extended the due date for DEG joint venture’s debt for two years and reduced the interest rate from LIBOR + 1.85 to LIBOR + 160.
With respect to the Hawaii property where we are pursuing development, we obtained a secured, non-recourse $145 million term loan which bears interest at LIBOR plus 1.25% per annum and matures on October 1, 2019.  After repaying $111.9 million outstanding on the refinanced loans, the upsized loan provided net proceeds of approximately $33.0 million.

	Expand relationships with potential joint venture partners.	We have continued to strengthen and expand our relationships with potential joint venture partners, and hired key executives to significantly expand our contacts and experience in this area.

External Business Activities:  Our Compensation Committee determined that the two acquisitions that we completed in 2014 were well negotiated and executed. We acquired the office property with substantial vacancy, and our leasing team improved the leased percentage from the low 80’s at the time we acquired it in mid October to approximately 92% by year end. Our Compensation Committee concluded that we were making progress on the two residential development projects on land that we already own. Our Compensation Committee supported our decision not to dispose of any properties during 2014.

FFO Targets:  For 2014, we achieved $1.54 in FFO per share, below our range of $1.57 to $1.63 per share and our midpoint target of $1.60 per share set at beginning of year. However, $.04 per share of the shortfall resulted from our decision not to purchase the land under Harbor Court until 2015, which resulted in the deferral of approximately $6.6 million of non cash FAS 141 income to 2015. Adjusted for this decision, our FFO was within our guidance range, although $.02 per share less than the midpoint, largely as a result of lower office portfolio occupancy despite leasing at expected rates.

Other Factors: Our Compensation Committee also reviewed the analysis of its compensation consultant FTI, which reported on its assessment of both the factors outlined above, as well as an analysis of our TSR. FTI's report to our Compensation Committee compared DEI’s historical TSR (including share price appreciation and dividends) to the comparable total return of the Benchmark Group for the period ending November 20, 2015. FTI subsequently updated that information as of December 31, 2014:

Performance Period	Our Total Shareholder Return ("TSR")	Benchmark Group Ranking
One year	25.6%	23rd percentile
3-Year	70%	55th percentile
5-Year	129%	67th percentile
Since IPO	73.9%	78th percentile

Conclusion: Our Compensation Committee concluded that our Chief Executive Officer's performance in 2014 met or exceeded expectations with respect to many, but not all, of the goals adopted in early 2014. In summary, although our leasing volume met expectations, and rents rose throughout our office and multifamily portfolios, deferred tenant move ins in our office portfolio resulted in lower than expected occupancy. Although we managed expenditures, particularly G&A, to offset some of the financial impact from lower occupancy, our FFO was slightly below the midpoint of our target range (adjusted for the decision to defer the exercise of our Harbor Court option until 2015).

In consideration of all of these factors, our Compensation Committee decided to take the following steps:

•
First, although our independent compensation Consultant estimated that our Benchmark Group would increase compensation by approximately 5% for 2014, our Compensation Committee decided to lower our CEO and COO's incentive compensation by 7.2%. This placed our CEO at approximately the 43rd percentile of CEO compensation, and approximately the 59th percentile of the average of CEO and COO compensation, at the Benchmark Group. Including one quarter of the quadrennial grants made in 2010 would place our CEO at the approximately the 53rd percentile of CEO compensation and approximately the 70th percentile of the average of CEO and COO compensation.[1]

•
Second, our Compensation Committee decided to eliminate the cash component for the incentive compensation for our CEO and COO. As a result, all of the incentive compensation for these officers was paid in in the form of equity that vests over time and is contingent upon our future stock price exceeding the price at grant, and we restrict our senior executives from selling or transferring that equity for not less than two, and as much as five, years after grant. By doing so, we increased the portion of compensation for our senior executive officers tied directly to the ultimate total return to our stockholders over a multi-year period.

________________________________________________________
(1) In determining our Chief Executive Officer's total compensation in 2014, our Compensation Committee included base salary, incentive compensation, perquisites and one fourth of his 2010 quadrennial grant. Given the allocation of responsibilities between our CEO and our COO, we pay them equal compensation. Accordingly, our Compensation Committee asked our Compensation Consultant to compare our Chief Executive Officer's compensation to the average of the CEO and COO compensation at the Benchmark Group as well as to the compensation of the CEO alone.

•
Third, our Compensation Committee did not award any multi-year time based grants to our CEO and COO in 2014 as previously scheduled. Instead, all of their equity grants in 2014 were performance based, with the amount granted reflecting the Compensation Committee's evaluation of the performance of the officer during 2014. As noted above, our Compensation Committee believes that the equity for our CEO should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non performance.

•	Fourth, our Compensation Committee again did not increase the 2015 base salaries for any our executive officers.

For more detailed information on 2014 compensation, see “Summary Compensation Tables.”

Other Executive Officers

We use similar principles to set the compensation of our other officers, although less senior officers typically have a higher portion of compensation represented by base compensation and lower variation in incentive compensation based on performance. For more detailed information on the amounts of the 2014 compensation of our other executive officers, including the cash bonus paid and equity awards granted, see “Summary Compensation Tables” and “Grants of Plan-based Awards” table below. The 2015 base salaries for our executive officers other than Mr. Emmett have not been increased since 2008. Our Compensation Committee continues to believe that Mr. Emmett's compensation is significantly below that of other executives with his seniority, abilities and experience.
2015 Operating and Financial Goals

For 2015, we intend to use a similar methodology for determining incentive compensation. Our Compensation Committee has established the following 2015 Operating and Financial Goals:

Area	Goal
Leasing	Increase the leased rate in our office portfolio.
Achieve a leased rate in our office portfolio that exceeds the average for Class A office buildings in our submarkets.
Increase rents in our office portfolio.
Increase rents in our multi-family portfolio.
Operations	Institute additional upgraded information technology systems to improve efficiency and reduce manual systems.
Implement practices and equipment to improve energy usage.
Leverage relationships with strategic vendors to improve service and improve efficiency.
Continue to enhance tenant satisfaction.
Limit our general and administrative expenses to a percentage of revenue in the lower half of comparable REITs.
Capital	Make substantial progress on the construction of the Moanalua Apartment project expansion.
Continue the entitlement process on The Landmark apartment high rise with a goal of having all approvals by the end of the year.
Obtain permanent financing for our recent acquisitions and our upcoming acquisition of First Financial Plaza and refinance our $100 million of residential loans due in 2016 and 2017 and our $400 million loan due in 2017.

Expand relationships with potential joint venture partners.
Our Compensation Committee set a target for 2015 FFO of $1.60 per share. This excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments, recapitalizations or similar matters which had not been announced as of February 11, 2015.

Compensation and Risk
We seek to structure compensation to discourage excessive risk-taking and to encourage ethical and social responsibility:

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We align the interests of our executives with those of our stockholders by paying a significant portion of the compensation of our executive officers in equity (for example, more than 80% for our Chief Executive Officer in 2014), in addition, as of March 31, 2015, our directors and executive officers owned approximately 20% of our outstanding share equivalents (common stock, OP Units and LTIP Units, but not including options), with a market value of over $1 billion, based on the closing price of our stock on March 31, 2015, well in excess of what is required by our stock ownership guidelines.

•
We tie our executives' compensation to the long-term impact of their decisions by paying them in restricted equity whose transfer is restricted for not less than two, and as much as five, years after grant.

•	By awarding LTIP Units, rather than options or outperformance plans, we reduce the potential that outsized rewards and limited downside will induce excessive risk taking.

•
We avoid potential anomalies from relying on mechanical formulas, including distortion by unanticipated events, uncapped excessive compensation and undue focus on the metrics chosen. Our Compensation Committee also factors into its compensation decisions the risk taken to achieve the results achieved.

•	Our clawback/recoupment policy reduces the chance that our executive officers benefit if earnings were misstated.

•
We prohibit hedging of our stock by our executive officers, and require that any pledge of their stock be reviewed by our audit committee. As of March 31, 2015, none of the shares of stock owned by our executive officers was subject to any pledge.

Tax and Accounting Implications
Our Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid in any calendar year to our CEO and our next three highest compensated executive officers (not including our CFO) under certain circumstances. Our Compensation Committee’s policy with respect to Section 162(m) is to make reasonable efforts to allow compensation paid to such persons to be deductible while simultaneously providing the executives with appropriate compensation for their performance. As noted above, to avoid situations where management focuses on the selected metrics to the detriment of real performance or where a mechanical formula produces anomalous results, our Compensation Committee does not use such formulas to measure success. As a result of this approach, our annual incentive compensation generally does not qualify as “performance-based” for purposes of Section 162(m) and is included with base salary and other compensation subject to the $1,000,000 limitation on deductibility. For 2014, all of the incentive compensation to our named executive officers has been paid in the form of LTIP Units. Our LTIP Units are structured as “profits interests” for federal income tax purposes, so that we do not expect the grant, vesting, or conversion of LTIP Units to produce a tax deduction for us, without regard to any application of Section 162(m). For 2014, we have not provided for cash compensation in excess of $1,000,000 to any of our named executive officers.
We account for stock-based payments, including awards under our 2006 Plan (defined below), in accordance with the requirements of Accounting Standards Codification (“ASC”) 718.
Role of Executive Officers in Compensation Decisions
Under its charter, our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer, our Chief Operating Officer and our other executive officers, although it may and does consult with other advisors, including our Chief Executive Officer and other officers, as it deems appropriate. In determining the appropriate compensation levels for our Chief Executive Officer and our Chief Operating Officer, our Compensation Committee meets outside the presence of all of our executive officers. As noted above, although FTI's engagement letter allowed it to meet with management in the course of performing its services to gather and check facts, and to obtain their reactions to alternatives that FTI believed should be considered by our Compensation Committee, our management was not empowered to set the nature or scope of, or to give FTI instructions or directions concerning its engagement, all of which powers were exclusively reserved to our Compensation Committee.

Change of Control Payments
We do not have any payments that are triggered by a change of control where the employee is not also either terminated without cause or has good reason for a termination (no “single trigger” provisions). Our employment agreements also do not contain any excise tax gross up provisions. See “Principal Compensation Agreements and Plans-Employment Agreements.” The awards that we have made under our 2006 Plan (defined below) provide that any unvested options or LTIP Units will vest if our common stock is no longer publicly traded following a change of control.

Principal Compensation Agreements and Plans
2006 Omnibus Stock Incentive Plan
The Douglas Emmett, Inc. 2006 Omnibus Stock Incentive Plan was adopted by our Board and approved by our stockholders prior to the consummation of our IPO in 2006 and was amended with the approval of our stockholders in 2009 (our “2006 Plan”). Our 2006 Plan is designed to be an important component of overall compensation for our key employees, directors and other persons by permitting participation by these key persons in our long-term growth and profitability. This summary of our 2006 Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of our 2006 Plan.
Our 2006 Plan is administered and interpreted by our Compensation Committee. All full-time and part-time officers, employees, directors and other key persons (including consultants and prospective employees) are eligible to participate in our 2006 Plan. As of December 31, 2014, approximately 16.7 million shares (subject to adjustment for stock splits, stock dividends or similar changes in our capitalization) of our common stock remained available for future issuance under our 2006 Plan. Subject to certain exceptions, shares that are forfeited or canceled from awards under our 2006 Plan become available for future awards. Our 2006 Plan is a “Fungible Share” plan, under which so called “full value” awards made after the date of the 2009 amendment (such as Deferred Stock Awards, Restricted Stock Awards and LTIP Unit awards) count against our 2006 Plan overall limits as two shares (rather than one), while options and stock appreciation rights (“SARs”) are counted as one share (0.9 shares for options or SARs with terms of five years or less).
Our 2006 Plan provides our Compensation Committee with the authority to grant a variety of types of equity awards:

•
Incentive Stock Options or Non-Qualified Stock Options: Options entitle the participant to purchase shares of our common stock over time for an exercise price fixed on the date of the grant. The exercise price may not be less than 100% of the fair market value of our common stock on the date of the grant, and may be paid in cash, or by the transfer of shares of our common stock meeting certain criteria or by a combination thereof. Although we expect to grant only non-qualified stock options, our 2006 Plan permits the grant of options that qualify as “incentive stock options” under the Internal Revenue Code.

•
Stock Appreciation Rights: SARs entitle the participant to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date in the form of shares of our common stock.

•
Restricted Stock and Deferred Stock Awards: Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by our Compensation Committee. Deferred stock awards are stock units entitling the participant to receive shares of our common stock paid out on a deferred basis. Shares of restricted stock or deferred stock awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture.

•	Dividend Equivalent Rights: Dividend equivalent rights entitle the participant to receive credits for dividends that would be paid if the participant had held specified shares of our common stock.

•
Other Stock-based Awards: Other stock-based awards permitted under our 2006 Plan include awards that are valued in whole or in part by reference to shares of our common stock, including convertible preferred stock, convertible debentures and other convertible or exchangeable securities, partnership interests in a subsidiary or our operating partnership, awards valued by reference to book value, fair value or performance of a subsidiary, and any class of profits interest or limited liability company membership interest.

•
LTIP Units: Long Term Incentive Plan Units (“LTIP Units”) LTIP Units are a separate series of units of limited partnership interests in Douglas Emmett Properties, LP, our operating partnership, valued by reference to the value of our common stock. LTIP Unit awards, whether vested or unvested, entitle the participant to receive, currently or on a deferred or contingent basis, dividends or dividend equivalent payments with respect to the number of shares of our common stock underlying the LTIP Unit award or other distributions from our operating partnership. LTIP Unit awards that do not satisfy any vesting conditions are subject to our right of repurchase or forfeiture. LTIP Units are structured as “profits interests” for federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us. As profits interests, LTIP Units initially will not have full parity with our operating partnership's common units with respect to liquidating distributions. Upon the occurrence of specified events, LTIP Units can achieve full parity with those common units with respect to liquidating distributions. If full parity is achieved, LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into OP Units, which in turn are redeemable by the holder for shares of our common stock or for the cash value of such shares, at our election. Until full parity is reached, the value that a participant could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero. Under the legal designation establishing the LTIP Units, grantees must be restricted from selling or transferring that equity for a minimum of two years.

Our 2006 Plan is not an “evergreen” plan and has a ten-year term ending in October 2016, so that awards may not be made under our 2006 Plan after October 2016. Any awards made under our 2006 Plan that remain outstanding after that date will continue to be governed by the terms of our 2006 Plan. Our 2006 Plan generally prohibits the transfer of awards, and only allows the participant to exercise an award during his or her lifetime, although our Compensation Committee may allow certain transfers to family members or entities. If we experience a change-in-control, our Board and the board of directors of the surviving or acquiring entity must make appropriate provisions for the continuation or assumption of awards outstanding under our 2006 Plan, and may provide for the acceleration of vesting with respect to existing awards. We may amend, suspend or terminate our 2006 Plan at any time, but we will obtain stockholder approval of any such action if it is required to comply with applicable law or NYSE regulations. Further, we will need the holder's consent if in doing so we adversely affect any rights under outstanding awards.
Employment Agreements
Kaplan, Panzer, Guth and Crummy Employment Agreements. We have employment agreements with each of Messrs. Kaplan, Panzer, Guth and Crummy. The principal terms of these agreements include the following:

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Compensation: Each of Messrs. Kaplan and Panzer is entitled to receive a salary of not less than $1,000,000, and Mr. Guth and Mr. Crummy are entitled to receive a salary of not less than $600,000. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control. Each of Messrs. Kaplan, Panzer, Guth and Crummy is also entitled to receive an annual bonus based on their individual performance and our overall performance during the year, as evaluated by our Compensation Committee in consultation with that officer. Following a change of control, the total of each officer's salary and bonus may not be less than the total salary and bonus paid with respect to the calendar year ending before the change in control.

•
Perquisites and Other Benefits: Mr. Kaplan and Mr. Panzer are entitled to the use of an automobile and family health insurance, and to use their secretaries for personal use to an extent reasonably consistent with past practices. Mr. Guth and Mr. Crummy are entitled to a car allowance. Each of executives is entitled to 25 days of personal time off per year. Otherwise, the employment contracts do not provide our executive officers with perquisites that differ from those of other employees.

•
Term: The term of each employment agreement ends December 31, 2018, subject to earlier termination with or without cause (although 30-days' prior notice is required where the termination is by us without cause or by the officer for good reason).

•
Severance Payments: If we terminate an officer's employment without cause, or if the officer terminates his employment for good reason, they will receive severance equal to (a) compensation equal to three (two in the case of Mr. Guth and Mr. Crummy) times the average of their total compensation over the last three calendar years ending prior to the termination date, including (i) their salary, (ii) their annual bonus and (iii) the value (based on the Black-Scholes value in the case of options, and based on the value of the underlying grants in the case of LTIP Unit awards or outperformance plans) of any equity or other compensation plans granted or awarded to the officer (except that in the case of long term grants, where it will be based on the amount that vested in the year)(this provision does not apply to Mr. Kaplan or Mr. Panzer, who did not receive any long term grants) and (b) continued coverage under our medical and dental plans for the officer and their eligible dependents for a three-year period (two-year period for Mr. Guth and Mr. Crummy) following their termination. See “Potential Payments Upon Termination or Change of Control” below. In the case of Mr. Crummy, the agreement contains a means of calculating his average total compensation until he has three full years of calendar service.

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Other Termination Payments: Upon an officer's death or disability, they will receive continued medical benefits for themselves (in the case of disability only) and their eligible dependents for a period of twelve months plus vesting of any unvested equity grants through the end of the year of termination in lieu of any severance or annual bonus.

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Non-competition: Each of these employment agreements also contains a non-competition provision that applies during the term of the agreement, and under which the officer covenants that they will not: (i) for their own account engage in any business that invests in or deals with large and mid-size office buildings and multifamily properties in Los Angeles County and Hawaii (larger than 50,000 square feet for office properties and 50 units for apartment buildings); (ii) enter the employment of, or render any consulting or any other services to, any such entities that so compete, directly or indirectly, with any business carried on by us or any of our subsidiaries; or (iii) become interested in any such competing entity in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that the officer may own, directly or indirectly, solely as a passive investment, 5% or less of any class of securities of any entity traded on any national securities exchange and any assets acquired in compliance with the requirements of the aforementioned non-competition provisions.

Summary Compensation Tables
The following table sets forth the salary and other compensation earned for 2012, 2013 and 2014 by our President and Chief Executive Officer, our Chief Financial Officer and our other executive officers who received more than $100,000 in aggregate compensation for 2014:

Summary Compensation Table Equity Incentive Compensation for both 2011 and 2012 Recorded in 2012 Please use caution in using this table for evaluating Pay for Performance
Name & Principal Position	Year	Salary(1)	Bonus	LTIP Unit Awards(2)	All Other Compensation(3)	Total

Dan A. Emmett	2014	$125,000	$—	$81,246	$36,908	$243,154
Chairman of the Board	2013	$125,000	$—	$81,264	$36,730	$242,994
	2012	$110,000	$—	$176,829	$37,023	$323,852

Jordan L. Kaplan	2014	$1,000,000	$—	$5,362,082	$40,411	$6,402,493
President and Chief	2013	$1,000,000	$2,200,000	$3,575,248	$30,995	$6,806,243
Executive Officer	2012	$1,000,000	$2,200,000	$6,175,019	$27,396	$9,402,415

Kenneth M. Panzer	2014	$1,000,000	$—	$5,362,082	$32,040	$6,394,122
Chief Operating Officer	2013	$1,000,000	$2,200,000	$3,575,248	$29,215	$6,804,463
	2012	$1,000,000	$2,200,000	$6,175,019	$24,035	$9,399,054

Theodore E. Guth	2014	$600,000	$270,000	$2,001,863	$13,000	$2,884,863
Chief Financial Officer	2013	$600,000	$400,000	$520,037	$13,000	$1,533,037
	2012	$600,000	$400,000	$867,520	$13,000	$1,880,520

Kevin A. Crummy(4)	2014	$600,000	$240,000	$3,548,740	$10,000	$4,398,740
Chief Investment Officer

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(1)	Represents salary payable with respect to the year, even if paid in the first pay period of the subsequent year.

(2)
The amounts in the LTIP Unit Awards column in each table represent the aggregate grant date fair value of restricted equity grants issued, calculated in accordance with ASC 718, under the assumptions set forth in Note 11 to our audited financial statements for 2014 included in our 2014 Annual Report on Form 10-K. We restrict our senior executives from selling or transferring their annual LTIP Unit Awards for between two and five years after grant. Because SEC rules require that the equity portion (but not the cash portion) of annual incentive grants be reported in the year of grant, the LTIP Unit Awards for 2012 includes two years of LTIP Unit Awards, since incentive compensation for 2011 was paid in January 2012 and incentive compensation for 2012 was paid in December 2012 (excluding the 2011 amounts, the LTIP Unit Awards in 2012 would have been $81,262 for Mr. Emmett, $3,575,009 for each of Mr. Kaplan and Mr. Panzer and $520,010 for Mr. Guth). The amounts in the LTIP Unit Awards column for 2014 include the entirety of long term grants to Mr. Crummy in connection with his hiring and Mr. Guth in connection with his execution of a new employment agreement, even though our Compensation Committee believes the compensation from those multi-year grants would be more appropriately spread over the four and a half to five year vesting periods. Except for these multi-year awards, all of the 2014 LTIP Unit grants were performance based, with the amount granted reflecting the Compensation Committee's evaluation of the performance of the officer during 2014. As noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non performance.

(3)
The amount presented in 2014 includes auto allowances (in lieu of mileage reimbursements), reimbursement of medical insurance premiums in lieu of participation in our insurance program, matching contributions under our 401(k) Plan and the estimated incremental cost of personal use of an administrative assistant. For details, see “Employment Agreements”.

(4)
Mr. Crummy joined us in July 2014. Mr. Crummy’s compensation in 2014 included several one-time matters in connection with his hiring, including an agreement that his bonus for 2014 would not be prorated and a sign-on bonus consisting of long term grants of restricted LTIP Units.

Grants of Plan-based Awards
The following table sets forth the grants of plan-based awards during 2014 to our executive officers:

Name	Grant Date(1)	Approval Date(1)	LTIP Units (#)	Grant Date Fair Value of LTIP Unit Awards(2)

Dan A. Emmett	December 22, 2014	November 25, 2014	4,354	$81,246
Jordan L. Kaplan	December 22, 2014	November 25, 2014	287,357	$5,362,082
Kenneth M. Panzer	December 22, 2014	November 25, 2014	287,357	$5,362,082
Theodore Guth(3)	December 22, 2014	November 25, 2014	107,281	$2,001,863
Kevin A. Crummy(3)	December 22, 2014	November 25, 2014	190,179	$3,548,740

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(1)
Consistent with our annual practice, our Compensation Committee approved the dollar value of the grants on November 25, 2014, stipulating that they be issued on December 22, 2014, with the number of shares to be based on the closing price of our common stock on the specified date of grant ($28.71 at December 22, 2014). Our Compensation Committee does so because we wish to inform our employees of the grants in their reviews, which are then scheduled to occur between the date of approval and the date of grant.

(2)
The amounts in this column represent the aggregate grant date fair value of the LTIP Units calculated in accordance with ASC 718, under the assumptions set forth in Note 11 to our audited financial statements for 2014 included in our 2014 Annual Report on Form 10-K.

(3)
Includes the entirety of long term grants to Mr. Crummy in connection with his hiring and Mr. Guth in connection with his execution of a long term employment agreement, even though our Compensation Committee believes the compensation from those multi-year grants would be more appropriately allocated over the four and a half to five year vesting periods. Except for these multi-year awards, all of the LTIP Unit grants were performance based, with the amount granted reflecting the Compensation Committee's evaluation of the performance of the officer during 2014. As noted above, our Compensation Committee believes that the equity should generally be granted at the end of the measurement period after evaluating performance rather than at the beginning of the measurement period subject to potential forfeiture for non performance.

Outstanding Equity Awards at Fiscal Year-end
The following table reflects outstanding stock options (all of which were fully vested) and unvested LTIP Units held by our executive officers as of December 31, 2014:

	Option Awards			LTIP Unit Awards
Name	Number of Underlying Securities(#)	Exercise Price ($)	Expiration Date	Number of Unvested LTIP Units(1)	Market Value of Unvested LTIP Units(2)

Dan A. Emmett	177,778	$21.00	10/30/2016	7,397	$210,075
	26,456	$21.87	12/31/2017
	54,348	$11.42	12/31/2018
	15,773	$15.05	12/31/2019

Jordan L. Kaplan	2,488,889	$21.00	10/30/2016	207,412	$5,890,501
	1,058,202	$21.87	12/31/2017
	1,358,696	$11.42	12/31/2018
	525,763	$15.05	12/31/2019

Kenneth M. Panzer	2,488,889	$21.00	10/30/2016	207,412	$5,890,501
	1,058,202	$21.87	12/31/2017
	1,358,696	$11.42	12/31/2018
	525,763	$15.05	12/31/2019

Theodore E. Guth	—	N/A	N/A	124,320	$3,530,688

Kevin A. Crummy	—	N/A	N/A	164,403	$4,669,045

____________________________________________________

(1)	Unvested LTIP Units vest as follows:

	December 31,
Name	2015	2016	2017	2018	2019

Dan A. Emmett	3,829	2,480	1,088
Jordan L. Kaplan	109,128	69,549	28,735
Kenneth M. Panzer	109,128	69,549	28,735
Theodore E. Guth	40,877	32,241	23,337	13,932	13,933
Kevin A. Crummy	43,191	43,191	43,190	34,831

(2)	Based on the closing price of our common stock of $28.40 on December 31, 2014 at the rate of one share of our Common Stock for each LTIP Unit.

Option Exercises and Equity Vested
None of our executive officers exercised any stock options during 2014. The following table sets forth the LTIP Units held by our executive officers that vested during 2014:

Name	Number of LTIP Units Vested	Value Realized on Vesting(1)

Dan A. Emmett	5,223	$148,671
Jordan L. Kaplan	315,316	$9,017,331
Kenneth M. Panzer	315,316	$9,017,331
Theodore E. Guth	52,278	$1,487,611
Kevin A. Crummy	25,776	$740,029

___________________________________________________

(1)
Amounts represent market value as of the vesting of the award, based on the closing price for our common stock on the date of vesting of the LTIP Units at the rate of one share of our Common Stock for each LTIP Unit.

Potential Payments Upon Termination or Change of Control
The section below provides information concerning the amount of compensation payable to each of our executive officers in the event of termination of such executive's employment, including certain estimates of the amounts that would have been paid on certain dates under what we believe to be reasonable assumptions. However, the actual amounts to be paid out can only be determined at the time of such executive's termination.
Payments Made Upon Termination
Regardless of the manner in which any of our employees (including any of our executive officers) is terminated, the employee would be entitled to receive certain amounts due during such employee's term of employment. Such amounts would include:

•	any unpaid salary from the date of the last payroll to the date of termination;

•	reimbursement for any properly incurred unreimbursed business expenses; and

•	unpaid, accrued and unused personal time off through the date of termination.

In addition, the officer would retain the following rights:

•	any existing rights to indemnification for prior acts through the date of termination; and

•	any options and LTIP Units awarded pursuant to our 2006 Plan to the extent provided in that plan and the grant or award.

The awards that we have made under the 2006 Plan provide that if the employment of a participant (including any of our executive officers who have unvested options or LTIP Units) is terminated without cause by us, or for good reason by the participant, or if our common stock is no longer publicly traded following a change of control, then any unvested options or LTIP Units will immediately vest.
Mr. Emmett: Mr. Emmett does not have any contractual severance arrangements on termination, except that under the terms of our standard award agreements. Mr. Emmett's unvested LTIP Units would become vested if his employment is terminated without cause by us, or for good reason by him, or if our common stock is no longer publicly traded following a change of control. As a result, based on our common stock closing price at December 31, 2014, we estimate that the approximate value of these severance payments in the case of a termination without cause by us, or with good reason by Mr. Emmett, immediately following December 31, 2014 would have been approximately $210,075.

Messrs. Kaplan, Panzer, Guth and Crummy: As noted above under “Principal Compensation Agreements and Plans -Employment Agreements”, each of Messrs. Kaplan, Panzer, Guth and Crummy has an employment agreement with us. In addition to those payments made upon termination noted above, these agreements provide for the following additional benefits on certain terminations:
Payments Made Upon Termination by Us Without Cause or by the Officer for Good Reason: If we terminate Messrs. Kaplan, Panzer, Guth or Crummy's employment without cause, or if the officer terminates his employment for good reason, he will receive severance equal to (a) compensation equal to three (two in the case of Mr. Guth and Mr. Crummy) times the average of his total compensation over the last three full calendar years ending prior to the termination date, including (i) his salary, (ii) his annual bonus and (iii) the value (based on the Black-Scholes value in the case of options and the face value of the underlying grants in the case of LTIP Unit awards) of any equity or other compensation granted or awarded to him in lieu of annual bonuses and (iv) a pro rata portion of the value of any long term equity grants (this clause does not apply to Mr. Panzer or Mr. Kaplan as they did not receive any long term grants); and (b) continued coverage under our medical and dental plans for the officer and his eligible dependents for a three-year period (two-year period for Mr.  Mr. Guth and Mr. Crummy) following his termination. In order to receive such severance, the officer must execute a release of all claims and comply with the remaining confidentiality and non-solicitation provisions of his employment agreement.
Based on the compensation paid and equity grants in 2012, 2013 and 2014 (since Mr. Crummy has not been employed by us for a full year, his assumed severance was calculated based on a formula in his employment contract designed to estimate his expected average annual compensation) and using medical insurance premiums and the price of our common stock as of December 31, 2014, we estimate that the approximate value of these severance payments and benefits in the case of a termination without cause by us, or with good reason by the officer, immediately following December 31, 2014, would have been $28,747,769 for each of Messrs. Kaplan and Panzer, $4,437,702 for Mr. Guth and $5,668,347 for Mr. Crummy. In addition, the unvested LTIP Units of each executive would vest immediately, which we estimate would result in additional value of $5,890,501 for each of Messrs. Kaplan and Panzer, $3,530,688 for Mr. Guth and $4,669,045 for Mr. Crummy based on the price of our common stock at December 31, 2014.
Payments on Termination following a Change of Control: We do not have any single trigger provisions in our employment agreements or equity grants, so that following a change of control an employee will the same severance payments upon a termination without cause or a termination with good reason as outlined in the preceding paragraph. In addition, as is true for all of our employees, if the class of equity into which any unvested equity compensation is convertible is no longer listed after a change of control, any unvested grants will become vested. We estimate that an acceleration under these conditions would result in value of $5,890,501 for each of Messrs. Kaplan and Panzer, $3,530,688 for Mr. Guth and $4,669,045 for Mr. Crummy based on the price of our common stock at December 31, 2014. No payments would be grossed up to adjust for any excise taxes under Section 280G of the Internal Revenue Code.
Payments Made Upon Death or Disability. In the event of the death or disability of Messrs. Kaplan, Panzer, Guth or Crummy, the officer (or his estate) will receive continued medical benefits for him (in the case of disability only) and his eligible dependents for a period of 12 months. In addition, our grants of LTIP Units beginning in 2014 provide that any employee whose employment is terminated as a result of death will be immediately vested in any equity scheduled to vest in that calendar year.
In the case of a termination for death, immediately following December 31, 2014, using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments would have been (i) $34,174 for each of Messrs. Kaplan and Panzer, $19,746 for Mr. Guth and $34,174 for Mr. Crummy, and the approximate value of the accelerated LTIP Unit vesting would have been (i) $816,102 for each of Messrs. Kaplan and Panzer, $662,771 for Mr. Guth and $1,226,624 for Mr. Crummy based on the number of units scheduled to vest in 2015 and the price of our common stock at December 31, 2014.
In the case of a disability, using current medical insurance premiums, we estimate that the approximate value of the continued medical benefit payments would have been (i) $34,174 for each of Messrs. Kaplan and Panzer, $19,746 for Mr. Guth and $34,174 for Mr. Crummy.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
Leslie E. Bider, Chairman
David T. Feinberg
William E. Simon, Jr.

DIRECTOR COMPENSATION
The compensation for our directors who are not our employees is determined by our Board, after recommendation from our Governance Committee, and is reviewed periodically as appropriate. Our Governance Committee consists solely of independent directors, and our executive officers do not participate in its vote on director compensation, although Messrs. Emmett, Kaplan and Panzer, as members of our Board, are involved in the Board decision approving the decision of our Governance Committee. Each of our non-employee directors receives annual fees equal to $155,000, consisting of (i) an annual retainer of $85,000, any or all of which (at the election of the director) may be paid in cash or in LTIP Units at face value that vest on a quarterly basis over the year involved and (ii) the equivalent of $70,000 per year based on one third of a triennial grant of $210,000 of LTIP Units at face value that vest over three years. For purposes of calculating the number of units, LTIP Units are valued based on the value of the underlying shares of common stock.
Directors elected to our Board for the first time during a year receive pro-rata grants on election. The chairperson of our Audit Committee receives an additional annual fee of $20,000, while the chairpersons of our Compensation Committee and our Governance Committee each receives an additional annual fee of $12,500, all paid in cash on a quarterly basis. We also reimburse directors for their reasonable expenses incurred in connection with their services as a directors.
LTIP Units granted to our directors cannot be exchanged for common stock and are subject to restrictions on transfer for two years after the date of grant.
The table below summarizes the compensation we paid to our non-employee directors in 2014:

Name (1)	Fees Earned or Paid in Cash	LTIP Unit Awards(2)	Total

Christopher Anderson	$—	$64,541	$64,541
Leslie E. Bider	$12,500	$64,541	$77,041
Dr. David Feinberg	$12,500	$64,541	$77,041
Thomas E. O'Hern	$20,000	$64,541	$84,541
William E. Simon, Jr.	$—	$64,541	$64,541

____________________________________________________

(1)
Our directors who are our employees are not entitled to receive additional compensation for their services as directors, and thus Messrs. Emmett, Kaplan and Panzer are not included in this table. The compensation received by Messrs. Emmett, Kaplan and Panzer as our employees is shown in the Summary Compensation Table.

(2)
The amounts in this column represent the aggregate grant date fair value of awards made in 2014 (not the grant date face value of $85,000, and in accordance with SEC rules not including any portion of the triennial grants made in 2012). The grant date fair value is calculated in accordance with ASC 718, based on the assumptions disclosed in Note 11 to our audited financial statements for 2014, which are included in our 2014 Annual Report on Form 10-K. The aggregate grant date fair values in this column are equal to the individual grant date fair values of the 2,961 LTIP Units granted on December 22, 2014 to each director for their 2015 annual service fees. On December 31, 2014, no non-employee director held any options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our Compensation Committee are Leslie E. Bider, Chairman, Dr. David Feinberg and William E. Simon, Jr. No member of our Compensation Committee is or was one of our officers or employees, or is related to any other member of our Compensation Committee or any member of our Board, or any of our executive officers by blood, marriage or adoption, or had any other relationships requiring disclosure under SEC rules. None of our executive officers has served on the board of directors or on the compensation committee of any other entity that had an officer who served on our Board or our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS
Fund X: Mr. Kaplan, our Chief Executive Officer, in his individual capacity, and Messrs. Emmett and Panzer, our Chairman of the Board and Chief Operating Officer, respectively, through an affiliated limited partnership and living trust, respectively, each invested $750,000 to a fund for individual investors that is a member of our institutional real estate fund (“Fund X”) on the same basis that we and other investors contributed approximately $300 million. We currently own approximately 68% of Fund X. During the life of Fund X, we are entitled to certain additional cash based on committed capital and on any profits that exceed certain specified cash returns to the investors. Certain of our wholly-owned affiliates provide property management and other services to Fund X, for which we are paid fees and/or reimbursed for our expenses. Fund X contemplates a value creation period through 2023 (subject to extension under certain circumstances). In 2013, we loaned approximately $2.9 million to the fund to enable it to make a capital call to Fund X. The loan bears interest at LIBOR plus 2.5% per annum, is due and payable no later than April 1, 2017, with mandatory prepayments equal to any distributions with respect to the funds interest in Fund X. As of March 31, 2015, the outstanding balance of the loan was $1.2 million.
Code of Conduct: Our Code of Business Conduct and Ethics defines a conflict of interest as any situation in which a director, officer or employee has competing professional or personal interests, which could possibly make it difficult to fulfill his or her duties and responsibilities in an impartial manner. Our Code of Business Conduct and Ethics specifically requires that all of our officers, directors and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest, and (ii) ensure that their duties and responsibilities are handled in such a manner that ensures impartiality. Under our Code of Business Conduct and Ethics, conflicts of interest involving our directors and executive officers must be approved by a majority of disinterested directors on our Board, with any interested members abstaining. If such a waiver is granted, a written authorization will be provided indicating that the individual may proceed with the proposed activity.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
Although the Audit Committee oversees our financial reporting process on behalf of our Board consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of our consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and providing a report on the effectiveness of our system of internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and our independent registered public accounting firm, Ernst & Young LLP, both our 2014 audited financial statements and the effectiveness of our internal control over financial reporting as of December 31, 2014. Prior to the commencement of the audit, the Audit Committee discussed with our management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with Ernst & Young, with and without management present, the results of their audit /review, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.
In addition, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 308), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's independence. The Audit Committee discussed with Ernst & Young its independence from us and considered the compatibility of non-audit services with its independence.
Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2014 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Thomas E. O'Hern, Chairperson
Leslie E. Bider
William E. Simon, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
For 2013 and 2014, our independent registered public accounting firm was Ernst & Young LLP, an independent registered public accounting firm. The following table presents fees for professional services rendered by Ernst & Young LLP to us for those years:

Fees(1)	2014	2013

Audit Fees	$900,300	$886,100
Audit Related Fees(2)	2,000	2,000
Tax Fees(3)	696,150	612,750
All Other Fees	—	—

Total	$1,598,450	$1,500,850

___________________________________________________

(1)	This table reflects fees related to Douglas Emmett, Inc. and our consolidated subsidiaries. It does not include fees related for services to our unconsolidated funds.

(2)	Audit Related Fees consists of fees for access to an accounting research database.

(3)	Tax Fees include fees incurred for assistance with tax compliance matters.

Audit Committee Authorization of Audit and Non-Audit Services
Our Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of our consolidated financial statements. In addition, our Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent registered public accounting firm and require our Audit Committee to be informed of each service provided by the independent registered public accounting firm. Such policies and procedures do not permit our Audit Committee to delegate its responsibilities under the Exchange Act to management.
Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP, and did so in the case of all of the fees for 2014. Pre-approval is generally provided by our Audit Committee for up to one year, with limits by the particular service or category of services to be rendered, and may be subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis. Our Audit Committee considered and determined that the provision of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of Forms 3, 4 and 5 filed with the SEC and submitted to us, and on written representations by certain directors and executive officers received by us, we believe that all Section 16(a) reports for our directors and executive officers, as well as persons who own more than ten percent of our common stock, were timely filed during 2014.

STOCKHOLDERS' NOMINATIONS AND OTHER PROPOSALS FOR THE 2016
ANNUAL MEETING OF STOCKHOLDERS

Rule 14a-8 Stockholder Proposals
The deadline for submission of stockholder proposals in our proxy statement and form of proxy for the 2016 annual meeting of stockholders calculated in accordance with SEC Rule 14a-8 is December 18, 2015.
Nominations and Proposals Outside of Rule 14a-8
Our bylaws govern the submission of nominations for director or other proposals that a stockholder wishes to have considered at an annual meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our bylaws, a stockholder wishing to submit a nomination or other proposal for consideration at the 2016 annual meeting outside of SEC Rule 14a-8 is required to give written notice addressed to the Corporate Secretary, Douglas Emmett, Inc., 808 Wilshire Blvd., Suite 200, Santa Monica, CA 90401, of his or her intention to make such a proposal. The notice must contain the information required by our bylaws. The notice of a nomination or other proposal must be received by our Corporate Secretary no earlier than November 18, 2015 nor later than 5:00 p.m. Eastern Standard Time on December 18, 2015.
Discretionary Proxy Voting Authority
Rule 14a-4(c) promulgated under the Exchange Act, as amended, governs our use of discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The rule provides that if we have not received notice of such a proposal at least 45 days before the date of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. With respect to our 2016 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal which the stockholder has not previously sought to include in our proxy statement by March 1, 2016, management proxies will be allowed to use their discretionary authority as indicated above. Proxies solicited by us will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to expectations concerning matters that are not historical facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, as well as information currently available to us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We do not undertake any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.
Please refer to the risk factors included in “Item 1A. Risk Factors” in our 2014 Annual Report on Form 10-K, as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
OTHER MATTERS
Our Board is not aware of any matter to be acted upon at our Annual Meeting other than as described in this Proxy Statement. However, if any other matter properly comes before the meeting, the proxy holders are authorized to vote on that matter or matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS
Our Annual Report to Stockholders for 2014 is being mailed to stockholders along with this Proxy Statement.
Our Annual Report shall not be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).
By Order of the Board of Directors,
/s/ Jordan L. Kaplan
Jordan L. Kaplan
President and Chief Executive Officer
April 15, 2015

Douglas Emmett

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:
   - 01 - Dan A. Emmett
   - 02 - Jordan L. Kaplan
   - 03 - Kenneth M. Panzer
   - 04 - Christopher H. Anderson
   - 05 - Leslie E. Bider
   - 06 - Dr. David T. Feinberg
   - 07 - Thomas E. O'Hern
   - 08 - William E. Simon, Jr.
   - 09 - Virginia McFerran

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09
☐	☐	☐	☐	☐	☐	☐	☐	☐

Proposal	For	Against	Abstain
2. To approve, in a non-binding advisory vote, our executive compensation.	☐	☐	☐
3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 2 3 6 4 9 8 2